EXHIBIT 99.1

                         NATIONAL HOME HEALTH CARE CORP.
                       ANNOUNCES OPERATING RESULTS FOR THE
                   THREE AND SIX MONTHS ENDED JANUARY 31, 2005
             AND DECLARES QUARTERLY CASH DIVIDEND OF $.075 PER SHARE

     Scarsdale, New York, March 17, 2005, National Home Health Care Corp. (National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the quarter and six months ended January 31, 2005.

     Net patient revenue for the quarter ended January 31, 2005 was $24,212,000, an increase of $1,343,000, or 5.9% from $22,869,000 for the quarter ended January 31, 2004. Net income for the quarter ended January 31, 2005 was $796,000, or $.14 per diluted share, compared to a net income of $1,133,000, or $.20 per diluted share, for the quarter ended January 31, 2004.

     Net patient revenue for the six months ended January 31, 2005 was $48,389,000, an increase of $1,106,000, or 2.3% from $47,283,000 for the six months ended January 31, 2004. Net income for the six months ended January 31, 2005 was $2,214,000, or $.39 per diluted share, compared to a net income of $2,288,000, or $.40 per diluted share, for the six months ended January 31, 2004.

     The increase in net patient revenue was attributable to the Company's expansion in New Jersey, Connecticut and Massachusetts, offset by the termination of staffing operations in New York and New Jersey and as a result of fewer hours being subcontracted to the Company from other Medicare certified agencies in New York.

     The Company's subsidiary in Connecticut was notified in October 2004 by the Division of Health Systems Regulation for the Connecticut Department of Public Health ("DPH") that it was out of compliance with a Condition of Participation and nine standards regarding Medicare certification. The subsidiary submitted a Plan of Correction, and a follow-up survey in December 2004 resulted in DPH's satisfaction. In February 2005 the DPH submitted a proposed Consent Order to the subsidiary which would resolve the pending allegations, and remain in effect for two years.

     The decrease in net income for the three months ended January 31, 2005 was primarily attributable to nonrecurring costs as a result of the DPH issues. In addition, the Company's operations in New York were adversely affected by the higher wages paid to home health aides as a result of the union contract that was effective May 2004 and the increase in minimum wage that was effective January 1, 2005.

     The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $.075 per share on its common stock, payable May 4, 2005 to holders of record of its outstanding common stock on April 20, 2005.

     This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "project," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q, and other filings and releases. These include but are not limited to risks and uncertainties relating to whether the Company can identify, consummate and integrate on favorable terms acquisitions or market penetrations; market acceptance; pricing and demand for the Company's services; changing regulatory environment; changing economic conditions; whether the Company can attract and retain qualified personnel; ability to manage the Company's growth; and other risks detailed in the Company's filings with the SEC.

CONTACT: Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.

STATEMENT OF OPERATIONS DATA:

                                           THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                JANUARY 31,                       JANUARY 31,
                                           2005             2004             2005            2004
                                       -----------      -----------      -----------      -----------
Revenues                               $24,212,000      $22,869,000      $48,389,000      $47,283,000

Operating expenses                      22,951,000       21,074,000       44,848,000       43,612,000

Income from operations                   1,261,000        1,795,000        3,541,000        3,671,000

Other income:

   Interest                                 63,000           31,000          111,000           56,000

Income before taxes                      1,324,000        1,826,000        3,652,000        3,727,000

Provision for income taxes                 528,000          693,000        1,438,000        1,439,000

Net income                                 796,000        1,133,000        2,214,000        2,288,000

Earnings per share - diluted           $      0.14      $      0.20      $      0.39      $      0.40

Weighted average shares - diluted        5,666,644        5,699,764        5,686,051        5,686,809



BALANCE SHEET DATA:

                                        JANUARY 31,
                                  2005              2004
                               -----------      -----------
Cash and cash equivalents      $18,802,000      $15,180,000

Total current assets            39,873,000       36,304,000

Total assets                    54,868,000       50,347,000

Total current liabilities        4,027,000        4,196,000

Non-current liabilities              - - -            - - -

Stockholders' equity            50,841,000       46,151,000